Exhibit 10.3
AMENDED AND RESTATED
FIVE BELOW, INC. CLAWBACK POLICY

The Five Below, Inc. Clawback Policy (the “Original Policy”) was first adopted by the Compensation Committee (the “Committee”) of the Board of Directors of Five Below, Inc. (the “Company”), effective March 10, 2020. The Original Policy is hereby amended and restated by this document (the “Restated Policy”), effective October 2, 2023.

1.In the event that:
a.the Company is required to restate previously-issued financial statements to correct one or more material errors (a “Restatement”), the Committee may, in its sole discretion, seek to recover Erroneously Awarded Compensation from Covered Individuals (a “Restatement Clawback”);
b.in the Committee’s determination, the calculations with respect to any performance-based metric applicable to a Covered Individual’s Incentive Compensation are deemed to be materially inaccurate, the Committee may, in its sole discretion, seek to recover Erroneously Awarded Compensation from such Covered Individual (a “Miscalculation Clawback”); or
c.in the Committee’s determination, a Covered Individual has engaged (i) in willful misconduct in connection with the Covered Individual’s performance of duties for the Company, (ii) gross negligence (including a failure to supervise) in connection with the Covered Individual’s performance of duties for the Company which has resulted in material financial or reputational harm to the Company or its Affiliates, or (iii) has engaged in an act of fraud, misappropriation or embezzlement, whether or not such act is in connection with the Covered Individual’s performance of duties for the Company, the Committee may, in its sole discretion, seek to recover Erroneously Awarded Compensation from such Covered Individual (a “Bad Acts Clawback”).
2.The method of recovery of Erroneously Awarded Compensation will be determined by the Committee and may include (without limitation): (a) recoupment of cash or shares of Company stock; (b) forfeiture of unvested awards; (c) cancellation of outstanding vested awards; (d) to the extent consistent with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), offset of other amounts owed to the Covered Individual; (e) reduction of future compensation; and (f) any other remedial or recovery action permitted by law. Notwithstanding the foregoing, the Company makes no guarantee regarding the treatment of any amount under Section 409A and will have no liability with respect thereto.
3.If a Covered Individual fails to repay any Erroneously Awarded Compensation promptly following receipt of a written demand from the Committee, then in addition to the Erroneously Awarded Compensation, the Committee may require the Covered Individual to reimburse the Company for any expenses the Company reasonably incurs (including legal fees) in recouping such Erroneously Awarded Compensation.
4.If the Erroneously Awarded Compensation includes shares of Company stock (or derivatives thereof), the Committee may seek to require that the Covered Individual repay to the Company any dividends or dividend equivalents paid with respect to those securities, and any profits realized, directly or indirectly, from the sale or other disposition of those securities.

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5.The Company will not indemnify any Covered Individual against (i) the loss of Erroneously Awarded Compensation, or (ii) any claims relating to the Company’s enforcement of its rights under this Restated Policy. Similarly, the Company will not pay or reimburse any Covered Individual for the cost of third-party insurance purchased by a Covered Individual to fund potential recoupment obligations under this Restated Policy.
6.The Committee has the exclusive power and authority to administer this Restated Policy, including, without limitation, the right and power to interpret this Restated Policy and to make all determinations deemed necessary or advisable for the administration of this Restated Policy. All such actions, interpretations and determinations taken or made by the Committee will be final, conclusive and binding, and any such actions, interpretations and determinations need not be uniform with respect to all Covered Individuals. The Company’s right of recoupment under this Restated Policy is in addition to any right or remedy otherwise available to the Company, including (without limitation) disciplinary action up to and including termination of employment and the initiation of civil or criminal proceedings; provided that unless required by law, there shall be no duplication of recovery under this Restated Policy and any other policy, plan, agreement, law, rule, regulation or right (including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002 or the Company’s Dodd-Frank Clawback Policy).
7.If required by the Committee, a Covered Individual may be required to sign and return to the Company an acknowledgement form pursuant to which such Covered Individual will agree to be bound by the terms of, and comply with, this Restated Policy. However, for the avoidance of doubt, each Covered Individual will be fully bound by, and must comply with, this Restated Policy, whether or not such Covered Individual has executed and returned an acknowledgment form to the Company.
8.This Restated Policy shall be binding and enforceable against all Covered Individuals and their respective beneficiaries, heirs, executors, administrators or other legal representatives.
9.The Committee may amend or terminate this Restated Policy at any time, in its discretion.
10.For purposes of this Restated Policy:
a.“Affiliate” means each entity that directly or indirectly controls, is controlled by, or is under common control with the Company.
b.“Applicable Period” means (i) as to a Restatement Clawback, the three completed fiscal years immediately preceding the fiscal year in which the Restatement is required, (ii) as to a Miscalculation Clawback, the three completed fiscal years immediately preceding the fiscal year in which the Committee determines that the Miscalculation Clawback is triggered, and (iii) as to a Bad Acts Clawback, the fiscal year in which the Committee determines that the Bad Acts Clawback is triggered and the three immediately preceding fiscal years. The Applicable Period will include any transition period resulting from a change in the Company’s fiscal year, if that transition period occurs within or immediately following those three completed years; provided that a transition period of nine to 12 months will be deemed a completed fiscal year.

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c.“Covered Individual” means (i) as to a Restatement Clawback or Miscalculation Clawback, each individual who was employed by the Company or an Affiliate at any time during the performance period applicable to the Incentive Compensation, and who at any time during such performance period had the title of “Vice President” or any more senior title, whether or not he or she is still employed by the Company or an Affiliate, and (ii) as to a Bad Acts Clawback, each individual employed by the Company or an Affiliate with the title of “Vice President” or any more senior title at any time during the Applicable Period, whether or not he or she is still employed by the Company or an Affiliate.
d.“Erroneously Awarded Compensation” means, with respect to any Covered Individual, (x) in the event of a Restatement Clawback, the excess of (i) the Covered Individual’s actual Incentive Compensation over (ii) the Incentive Compensation the Covered Individual otherwise would have earned, became vested in or been granted during the Applicable Period if the Company’s financial statements had reflected the Restatement, (y) in the event of a Miscalculation Clawback, the excess of (i) the Covered Individual’s actual Incentive Compensation over (ii) the Incentive Compensation the Covered Individual otherwise would have earned, became vested in or been granted during the Applicable Period if calculations with respect to the relevant performance-based metric had been accurate, and (z) with respect to a Bad Acts Clawback, all annual cash bonuses, long-term performance cash awards and equity awards granted, earned or vested during the Applicable Period. Erroneously Awarded Compensation will be computed without regard to taxes paid.
e.“Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part based upon the attainment, during the Applicable Period, of (x) for the purposes of a Restatement Clawback, any financial reporting measure, or (y) for the purposes of a Miscalculation Clawback, any performance-based metric.

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